Exhibit 10.8

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of December 21, 2007 (the “Effective Date”), is made by and between CELL THERAPEUTICS, INC., a Washington corporation (“CTI”), and BIOGEN IDEC INC., a Delaware corporation (“BIIB”).

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August 15, 2007, by and between CTI and BIIB (the “Asset Purchase Agreement”), CTI has purchased certain assets (the “Acquisition”) from BIIB relating to the Product (as defined in the Asset Purchase Agreement); and

WHEREAS, in connection with the Acquisition, BIIB desires to grant, and CTI desires to accept, certain licenses to the Licensed Patents (as defined in the Asset Purchase Agreement), all the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CTI and BIIB agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below (note: terms used but not otherwise defined herein shall have their respective meanings as set forth in the Asset Purchase Agreement):

“Action” means any claim, dispute, action (including any action seeking injunctive or other equitable relief), arbitration, mediation, litigation, proceeding, suit or governmental investigation and any appeal therefrom.

“Acquisition” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first person. A Person will be deemed to “Control” another Person if such first person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Asset Purchase Agreement” has the meaning set forth in the recitals.

“BIIB” has the meaning set forth in the introductory paragraph.

“Cabilly Agreement” means that certain Amended and Restated Non-Exclusive License Agreement, dated on or about the date hereof, by and between Genentech and BIIB, as may be amended from time to time.

“Cross-License Patents” means any patents that (i) are assigned or licensed (or are based upon patent applications assigned or licensed) by BIIB to CTI pursuant to the Transaction Documents and (ii) were granted, or are based upon patent applications that were pending, as of December 7, 1993.

“CTI” has the meaning set forth in the introductory paragraph.

“Effective Date” means the meaning set forth in the introductory paragraph.

“Genentech” means Genentech, Inc., a Delaware corporation.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality of applicable jurisdiction, whether domestic or foreign.

“Licensed Patents” has the meaning set forth in the Asset Purchase Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.

“Product” has the meaning set forth in the Asset Purchase Agreement.

“Term” has the meaning set forth in Section 4.1.

“Transaction Documents” has the meaning set forth in the Asset Purchase Agreement.

“United States” means the United States of America, together with all of its territories and possessions, and the Commonwealth of Puerto Rico.

Section 1.2 Interpretation.

(a) When used in this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(b) Any terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c) All references to any introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules shall be deemed references to the introductory paragraph, recitals, Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specifically set forth herein.

(d) This Agreement shall be deemed drafted jointly by CTI and BIIB and shall not be specifically construed against either party based on any claim that such party or its counsel drafted this Agreement.

ARTICLE II

LICENSE

Section 2.1 License. Subject to the terms and conditions of this Agreement, BIIB hereby grants to CTI, and CTI hereby accepts, an exclusive (even as to BIIB but subject to the license to Genentech contemplated by Section 2.2), fully-paid, freely transferable (including the right to sublicense) license under the Licensed Patents to develop, make, have made, use, offer to sell, sell, have sold and import the Product in the United States during the Term, but solely for ultimate use of such Product by end-users in the United States. For the avoidance of doubt, no rights are granted pursuant to this Agreement (and CTI shall have no rights) with respect to the Licensed Patents (i) for any purpose other than to develop, make, have made, use, offer to sell, sell, have sold and import the Product in the United States during the Term for ultimate use of such Product by end-users in the United States or (ii) for any purpose in any territory outside of the United States even if such purpose results in ultimate use of such Product by end-users in the United States. The foregoing restrictions pertaining to use by end-users (in the preceding sentence) shall not be construed to prevent the sale of the Product to Persons in a distribution chain resulting in eventual use by end-users in the United States.

Section 2.2 Reservation of Cross-License for Genentech. The license granted herein pursuant to Section 2.1(a) is subject to BIIB’s non-exclusive license to Genentech to make, use and sell the Product within the Field (as defined in the Cabilly Agreement) and in the United States under any Cross-License Patents that would otherwise block the ability of Genentech or its Designee (as defined in the Cabilly Agreement) to make, use or sell the Product within the Field and in the United States.

Section 2.3 Prosecution, Maintenance and Enforcement. As between the parties: (i) BIIB shall have the sole right, to be exercised (or not exercised) in BIIB’s sole discretion, as to (x) the prosecution and maintenance of the Licensed Patents and (y) the conduct of any and all Actions in respect of any infringement of any of the Licensed Patents; and (ii) BIIB shall bear the cost of any such prosecution, maintenance and Actions; provided, however, that (A) CTI shall, as reasonably requested by BIIB, provide reasonable cooperation and assistance to BIIB in relation to any such prosecution, maintenance and Actions insofar as the same shall relate to the Product, all at the expense of BIIB, and (B) BIIB shall (subject to any relevant confidentiality obligations of BIIB) consult with CTI to the extent that any such prosecution or maintenance, or the conduct of any such Actions, could reasonably be expected to have any material effect on the Product. CTI and BIIB shall each inform the other promptly in writing of any alleged infringement by a third Person of the Licensed Patents that comes to its attention and of any reasonably available evidence thereof. All recoveries by BIIB from Actions (net of reasonable fees and expenses, including reasonable attorneys’ fees and costs) shall be treated as part of the Yearly Net Sales Amount (as defined in the Asset Purchase Agreement) to the extent attributable or allocable solely to the Product in the United States and such amounts shall be promptly paid to CTI.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 BIIB. BIIB represents and warrants to CTI, as of the Effective Date, as follows:

(a)	BIIB has the power and authority to execute, deliver and perform this Agreement, and this Agreement is a valid and binding obligation of BIIB, enforceable in accordance with its terms; and

(b)	BIIB has the right to grant the licenses to the Licensed Patents that are the subject of this Agreement.

Section 3.2 No Implied Warranties. EXCEPT AS EXPRESSLY SET FORTH ABOVE IN SECTION 3.1 AND IN ARTICLE V OF THE ASSET PURCHASE AGREEMENT, BIIB MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT REGARDING OR WITH RESPECT TO THE LICENSED PATENTS.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Term. This Agreement shall commence on the Effective Date and shall continue until the last to expire of the Licensed Patents, unless earlier terminated in accordance with this Article IV (the “Term”).

Section 4.2 Termination.

(a) BIIB and CTI shall each have the right to terminate this Agreement with immediate effect upon written notice to the other upon the occurrence of any of the following:

(i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law; or

(ii) the other party fails to cure any material noncompliance with any of the terms and conditions hereof or any material breach of the representations and warranties hereof within the time period specified in any written notice (which shall be at least sixty (60) days) delivered to such non-compliant or breaching party.

(b) CTI shall have the additional right to terminate this Agreement without cause upon written notice delivered to BIIB.

(c) BIIB shall have the additional right to terminate this Agreement with immediate effect upon written notice to CTI upon CTI failing to cure any material noncompliance with any of the terms and conditions of any of the Transaction Documents within the time period specified in any written notice (which shall be at least sixty (60) days) delivered to CTI; provided, however, that the foregoing shall not apply to any such non-compliance relating solely to a good faith payment dispute so long as such dispute remains unsettled and any amounts not in dispute have been timely paid.

Section 4.3 Effect of Termination. If this Agreement expires pursuant to Section 4.1 or is terminated pursuant to Section 4.2, any such expiration or termination shall not operate to discharge any liability that had been incurred by either party prior thereto.

Section 4.4 Survival. Sections 2.3, 3.2 and 4.3 and Article V shall survive any expiration or termination of this Agreement.

ARTICLE V

MISCELLANEOUS

The provisions of Articles XII (Indemnification) and XIII (General Provisions) of the Asset Purchase Agreement are incorporated herein, mutatis mutandis, by reference and shall be effective as if fully set forth herein. In furtherance of the foregoing, consistent with Section 12.2 of the Asset Purchase Agreement, each party acknowledges and agrees that the other party shall be entitled to seek temporary or permanent injunctive relief or specific performance in order to enforce its rights under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this License Agreement to be signed by their respective representatives thereunto duly authorized, all as of the Effective Date.

BIOGEN IDEC INC.

By:	/s/ Faheem Hasnain
Name:
Title:

CELL THERAPEUTICS, INC.

By:	/s/ James A. Bianco
Name:
Title: